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               This CONSULTING AGREEMENT (this "Agreement") is entered into this
28th day of June, 1996, by and between ATC Capital Group Ltd., a Delaware corporation ("ATC"), and Chris F. Brown ("Consultant").

                              W I T N E S S E T H :

               WHEREAS, ATC recently acquired two licenses to exploit throughout the world certain technology for use on open networks, including the Internet (the "Licenses");

               WHEREAS, Consultant rendered certain consulting services to ATC in connection with the acquisition of the Licenses and is willing to continue to provide consulting services to ATC on the terms and conditions set forth herein; and

               WHEREAS, ATC desires to compensate Consultant for his services rendered to date and to engage Consultant to provide additional consulting services on the terms and conditions set forth herein,

               NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

               1. ATC hereby engages Consultant on a non-exclusive basis for the term specified in this Agreement to render advice and services as a consultant to ATC regarding the establishment of strategic alliances throughout the world with banks, telecommunications companies, credit card issuers and other related Internet software providers, which services shall also include, when Consultant shall deem appropriate and feasible, introductions to the foregoing. Consultant shall provide such services and shall devote such time and attention as in the consultant's reasonable discretion may be necessary or desirable for the performance of his duties hereunder as a consultant when called upon to do so by ATC, provided that (i) ATC shall not require that Consultant's services be performed at any particular place or at any particular time, (ii) it is expressly understood and agreed that Consultant's services are of great value to ATC by reason of the Consultant's prior experience and knowledge and that telephonic advice and judgements of Consultant are as valuable to ATC and its subsidiaries as written reports or physical attendance at any particular place or at any particular time, and (iii) in no event shall Consult be required to devote more than ten (10) hours per month to the to the performance of his services hereunder.

               2. Consultant may employ sub-contractors who are individual persons to assist in his duties, and may assign a portion of his compensation hereunder to such sub-contractors, provided such assignment is made prior to the filing of the registration statement on Form S-8 referred to in Section 7 hereof.

               3. The term of Consultant's engagement hereunder shall commence on the date hereof and shall terminate 90 days thereafter.



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               4. In consideration for all of the services  heretofore  rendered by Consultant's in connection with the Licenses and to be rendered hereunder by Consultant, ATC hereby agrees to issue to Consultant, and Consultant hereby agrees to accept as full payment, (i) 500,000 shares (the "Shares") of par value $.0002 per share (the "Common Stock"); and (ii) a warrant (the "Warrant") to purchase 500,000 shares of ATC's Common Stock, at an exercise price of $4.50 per share, exercisable at any time and from time to time after issuance until the second anniversary thereof. The Shares and Warrant shall be delivered to Consultant as soon as practicable following the execution of this Agreement.

               5. Subject to the provisions of Section 7 hereof, the Shares, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant (the "Underlying Shares") will not have been registered under the Securities Act of 1933, as amended (the "Act") and may not be offered, sold or otherwise transferred unless registered under the Act or pursuant to an available exemption. The certificates representing the Shares and the Underlying Shares and the Warrant will contain the customary restrictive legend.

               6. Notwithstanding anything to the contrary contained herein, Consultant agrees that during each ninety (90) day period commencing on the date hereof, he will not offer for sale or sell (which shall exclude any assignment as provided in Section 2 hereof) more than an aggregate of 25% of the Shares and 25% of the Underlying Shares plus any amount of the Shares and Underlying Shares that Consultant was permitted hereunder to sell during the prior ninety day period or periods but had not yet sold. If Consultant shall have assigned any of his compensation hereunder as permitted under Section 2 hereof, then the foregoing restrictions shall apply to sales made or to be made in the aggregate by Consultant and such assignee(s).

               7. On or before August 1, 1996, ATC agrees, subject to applicable law, to file with the Securities and Exchange Commission a registration statement on Form S-8 so as to permit the public offer and sale of the Shares and the Underlying Shares. ATC will not be required to take any action with respect to or make any filing under state "Blue sky" laws.

               8. The parties hereto intend that Consultant will be an independent contractor and not an employee of ATC. Therefore none of the benefits that may be provided by ATC to its employees shall be available from ATC to Consultant. The parties understand that it shall be Consultant's responsibility to provide for all unemployment and other taxes, including withholding and social security, and all estimated taxes, business licenses and insurance (including worker's compensation insurance and public liability insurance) arising out of or relating to this agreement.

               9. Any notices or other communications or documents to be given or permitted hereunder to any party shall be mailed first class, postage prepaid, and if to ATC addressed to:

                             ATC Capital Group Ltd.
                             c/o Bryan Cave LLP
                             245 Park Avenue
                             New York, NY 10167

and if to Consultant, addressed to:


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                             Chris F. Brown
                             712 Fifth Avenue, 9th Fl.
                             New York, NY  10019

               10. If anyone or more of the provisions contained in this Agreement shall, for any reason, be expressly held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

               11. This Agreement shall be binding on Consultant's heirs, legal representatives and assigns, and shall inure to the benefit of any successors and assigns of ATC.

               12. Any waiver of a right under or breach of a provision of this Agreement shall not be a waiver or any other rights or subsequent breach of the same or other provisions of this Agreement.

               13. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflicts of laws principles.

               14. This Agreement supersedes all previous agreements between the parties with respect to the subject matter hereof. This Agreement constitutes the entire agreement between the parties hereto and there are no understandings, representations or warranties of any kind whatsoever except as herein set forth.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate to be effective as of the date written above.

                             ATC CAPITAL GROUP LTD.

                             By: /s/ Dennis Charter
                                 -------------------
                                 Dennis Charter
                                 Chairman

                                 /s/ Chris F. Brown
                                 ------------------
                                 Chris F. Brown


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